Exhibit 10.22

Agreement for Sale of Commodity entered by and between the Fifth Season (Zhejiang) Commerce and
Trade Co., Ltd. and Guangdong Guanghong International Trade Group Co., Ltd.

Party A: The Fifth Season (Zhejiang) Commerce and Trade Co., Ltd.

Party B: Guangdong Guanghong International Trade Group Co., Ltd.

  General Information
  Pursuant to the contract entered on September 1, 2010, Party B will buy the zinc ingot of 36000 tons (±0.5%) from Party A.
  Fees of the Commodity and Payment Arrangement
  The unit price will be determined in terms of the average monthly price minus RMB 1000 yuan per ton of the delivery month on the Shanghai Non-ferrous Website.
  Party B will pay when the goods are delivered.
  Delivery Date
  This contract shall be effective until August 31, 2011
  Headlines of the articles omitted
  Validity, Modification and Termination of Contract
  Dispute Settlement
  Breach of the Agreement
  Miscellaneous